SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25

                                        Commission  File  Number  0-24394

                           NOTIFICATION OF LATE FILING

    (Check One):  [X] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [ ] Form 10-Q

[ ]     Form  N-SAR
         For  Period  Ended:          July  31,  1999
                                      ---------------
[ ]     Transition Report on Form 10-K    [ ] Transition Report on Form 10-Q

[ ]     Transition Report on Form 20-F    [ ] Transition Report on Form N-SAR
[ ]     Transition  Report  on  Form  11-K
         For  the  Transition  Period  Ended:__________________________________
         Read attached instruction sheet before preparing form. Please print or type.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________
_______________________________________________________________________________
_______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant          Penn  Octane  Corporation
                                    -------------------------
Former  name  if  applicable

Address  of  principal  executive  office  (Street  and  number)

 900  Veterans  Boulevard,  Suite  240
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City,  state  and  zip  code   Redwood  City,  California  94063
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                                     PART II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

     The Registrant needs additional time to file its annual report on Form 10-K for its fiscal year ended July 31, 1999 because it does not have all information necessary to complete such report. The Registrant will file its annual report on Form 10-K on or before the 15th calendar day following the prescribed due date, October 29, 1999.


                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

   Ian  T.  Bothwell                             (562)            929-1984
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       (Name)                                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             Penn Octane Corporation
                             -----------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   October 29, 1999          By /s/ Ian T. Bothwell
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                                 Ian  T.  Bothwell
                                 Assistant Secretary, Treasurer, Chief Financial
                                  Officer and Principal Accounting Officer